EXHIBIT 10(an)

               LETTER AGREEMENT DATED JULY 28, 1994 BETWEEN
                  USG CORPORATION AND EUGENE B. CONNOLLY



July 28, 1994




Mr. Eugene B. Connolly
25360 Wagon Wheel Court
Barrington, IL 60010

Dear Mr. Connolly:

Reference is made to discussions between you and members of the Compensation and Organization Committee of the Board of Directors of USG Corporation (the "Corporation") and others with respect to the potential financial consequences of your death prior to retirement and to the desire of the Corporation to prevent the prospect of such event from influencing the timing of your retirement from the Corporation. In order to promote your retention as an employee of the Corporation through May 31, 1997, and to allay your concerns with respect to such potential financial consequences, the Corporation hereby agrees with you as follows:

1. In the event of your death while in the employ of the Corporation, the Corporation hereby agrees to pay to your spouse, Dorothy E. Connolly, if then living, or to your heirs, in the event that you and said spouse shall both die as the result of a common accident or disaster, an amount equal in aggregate to the amount, if any, by which (X) is less than (Y), where (X) equals the aggregate net present value (after tax) of all amounts payable on account of your death while so employed under (i) the USG Corporation Retirement Plan and Supplemental Retirement Plan - Part A, (ii) proceeds of Pre-Retirement Coverage under the USG Executive Death Benefit Plan, and (iii) the Employment Agreement dated as of May 13, 1993 between you and the Corporation, as the same may be modified, extended or superseded, together with the net present value (after tax) on the date of death of all vested options granted to you under the USG Management Performance Plan, whether or not subsequently transferred in whole or in part; and (Y) equals the aggregate net present value (after tax) of all amounts that would have been payable if you had lived and retired on such date of death ("Assumed Retirement Date") and elected lump sum distributions under the Corporation's Retirement Plan and Supplemental Retirement Plan - Part A, plus the net present value (after tax) of proceeds of Post Retirement Coverage under the USG Executive Death Benefit Plan, calculated as if you had retired and died one day after the Assumed Retirement Date, together with the net present value (after tax) of all vested options granted to you under the USG Management Performance Plan on the Assumed Retirement Date, whether or not subsequently transferred in whole or in part.

2. Payments hereunder or under the benefit plans and agreements referred to herein subject to income taxation, the payment of which is not otherwise provided for, shall be appropriately increased so as to provide for the payment of all federal, state and local income taxes payable on account thereof.

3. In determining the net present value of amounts payable under the plans and agreements described in paragraph 1, all annuity or annuity-type payments shall be converted to lump sum values using the actuarial methods and tables included in the USG Corporation Retirement Plan.

4. Payments made pursuant to this agreement shall not diminish payments to be made under any other agreement or benefit plan or otherwise affect the provisions of any thereof.

5. The Corporation has funded a portion of its obligations under this agreement through the purchase of life insurance on your life. You agree that you shall cooperate with the Corporation by all reasonable means in keeping such insurance in force, it being understood that the Corporation shall be solely responsible for the payment of premiums for such insurance.

6. This agreement shall terminate upon the earlier of your retirement from the employ of the Corporation or your voluntary termination of employment.

If you are in agreement with the foregoing, please sign each of three originals in the space indicated below and return two fully executed counterpart originals to the Corporation.

Very truly yours,


USG Corporation



By /s/Harold E. Pendexter, Jr.
  Senior Vice President
   and Chief Administrative
   Officer


Agreed:


/s/Eugene B. Connolly
  Eugene B. Connolly